Exhibit 10.12

1. Shipbroker Not Applicable	BIMCO STANDARD BAREBOAT CHARTER CODE NAME: “BARECON 2001” PART 1
2. Place and date New York, New York, January 18, 2011

3. Owners/Place of business (Cl.1) MR Contest Shipping L.L.C. c/o Northern Fund Management America LLC (as Agent) One Stamford Landing 62 Southfield Avenue, Ste 212 Stamford, Connecticut 06902	4. Bareboat Charterers/Place of business (Cl.1) GMR Contest LLC c/o General Maritime Corporation 299 Park Avenue, 2nd floor New York, New York 10171

5. Vessel’s name, call sign and flag (Cl. 1 and 3) STENA CONTEST; Call sign: ZCDL7; Flag: Marshall Islands

6. Type of Vessel Product Tanker	7. GT/NT 27,357 / 13,866

8. When/Where built 2005 / Uljanik Shipyard, Uljanik	9. Total DWT (abt.) in metric tons on summer freeboard 47,400

10. Classification Society (Cl.3) American Bureau of Shipping	11. Date of last special survey by the Vessel’s classification society February 20, 2010

12. Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl. 3)

Not applicable

13. Port or Place of delivery (Cl. 3)	14. Time for delivery (Cl. 4)	15. Cancelling date (Cl. 5)

As trading	See Additional Clause 27	Not applicable

16. Port or Place of redelivery (Cl.15)	17. No. of months’ validity of trading and class certificates upon redelivery (Cl. 15)

See also Additional Clause 34	See Additional Clause 35

18. Running days’ notice if other than stated in Cl. 4	19. Frequency of dry-docking (Cl. 10(g))

Notice is not applicable

20. Trading limits (Cl. 6)

Worldwide

21. Charter period (Cl.2)	22. Charter hire (Cl. 11)

84 months from delivery plus or minus 30 days in Charterers’ option	See Schedule 1

23. New class and other safety requirements (state percentage of Vessel’s insurance value acc. to Box 29) (Cl. 10(a)(ii))

See also Additional Clause 31(b)

24. Rate of interest payable acc. to Cl. 11(f) and, if applicable, acc. to PART IV	25. Currency and method of payment (Cl.11)

See Additional Clause 39(a)(i)	U.S. dollars. See Additional Clause 32.

26. Place of payment; also state beneficiary and bank account (Cl. 11)	27. Bank guarantee/bond (sum and place) (Cl. 24) (optional)

See Additional Clause 32(c)	Not applicable

28. Mortgage(s), if any, (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12)	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies)

See Additional Clause 37	See Additional Clause 33

30. Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g))	31. Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g))

No limitation	No limitation

32. Latent defects (only to be filled in if period other than stated in Cl. 3)	33. Brokerage Commission and to whom payable (Cl.27)

Not applicable	Not applicable

34. Grace period (state number of clear banking days) (Cl. 28)	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl.30)

See Additional Clause 39	See Additional Clause 49

36. War cancellation (indicate countries agreed) (Cl. 26(f))

37. Newbuilding Vessel (indicate with “yes” or “no” whether PART III applies) (optional)	38. Name and place of Builders (only to be filled in if PART III applies)

No	Not applicable

39. Vessel’s Yard Building No. (only to be filled in if PART III applies) Not applicable	40. Date of Building Contract (only to be filled in if PART III applies) Not applicable

41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1). See Additional Clause 39(f) a) b) c)

42. Hire/Purchase agreement (indicate with “yes” or “no” whether PART IV applies) (optional) No, but see Additional Clause 54	43. Bareboat Charter Registry (indicate with “yes” or “no” whether PART V applies) (optional) No

44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) Not applicable	45. Country of Underlying Registry (only to be filled in if PART V applies) Not applicable

46. Number of additional clauses covering special provisions, if agreed Additional Clauses 27-62

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II.  In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further.  It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in the Boxes 37, 42 and 43.  If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART 1 and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)		Signature (Charterers)

MR CONTEST Shipping L.L.C.		GMR CONTEST LLC

By:	/s/ Sybren Hoekstra	By:	/s/ Jeffrey D. Pribor
Name: Sybren Hoekstra		Name: Jeffrey D. Pribor
Title: Assistant Secretary		Title: President

PART II

“BARECON 2001” STANDARD BAREBOAT CHARTER

1             Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them -

“The Owners” shall mean the party identified in Box 3;

“The Charterers” shall mean the party identified in Box 4;

“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated or referred to in Boxes 6 to 12; and

2             Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 (“The Charter Period”).

3             Delivery (not applicable when Part III applies, as indicated in Box 37)  See Additional Clause 27.

4             Time for Delivery (not applicable when Part III applies, as indicated in Box 37)

5             Cancelling (not applicable when Part III applies, as indicated in Box 37)

6             Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter.  This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners’ prior approval has been obtained to loading thereof.

7             Surveys on Delivery and Redelivery (not applicable when Part III applies, as indicated in Box 37) See Additional Clauses 35 and 52(l).

8             Inspection

The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf (provided it does not unduly interfere with the commercial operation of the Vessel):-

(a)           to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained.  The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;

(b)           in dry-dock if the Charterers have not dry-docked her in accordance with Clause 10(g).  The costs and fees for such inspection or survey shall be paid by the Charterers; and

(c)           for any other commercial reason they consider necessary.  The costs and fees for such inspection and survey shall be paid by the Owners.

All time used in respect of inspection, survey or repairs shall be for the Charterers’ account and form part of the Charter Period.  The Owners shall indemnify, protect, defend and hold harmless the Charterers, and their officers, directors, agents and employees (collectively, the “Charterers’ Indemnitees”) from, against and in respect of, any and all liabilities (including tax liabilities), obligations, losses, damages, penalties, fines, fees, claims, actions, proceedings, judgment, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature, imposed on, suffered or incurred by or asserted against any Charterers’

Indemnitee, in any way relating to, resulting from or arising out of or in connection with a representative of the Owner being aboard the Vessel for purposes of this Clause 8,

The Charterers shall also permit the Owners to inspect the Vessel’s log books and insurance records whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

9             Inventories, Oil and Stores See Additional Clause 29.

10           Maintenance and Operation

(a)           (i)           Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect.  The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, at their own expense they shall at all times keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

See Additional Clause 31.

(ii)          Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any applicable government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay.  This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b)           Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes.  The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.

(c)           The Charterers shall keep the Owners advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.

(d)           Flag and Name of Vessel - During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag or those of any sub-charterer of the Vessel.  The Charterers shall also have the liberty, with the Owners’ consent, which shall not be unreasonably withheld, delayed or conditioned, to change the flag and/or the name of the Vessel during the Charter Period.  Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers’ expense and time.

(e)           See Additional Clause 31(a).

(f)            Use of the Vessel’s Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted.  The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use.  The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel.  The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period if requested by the Owners.  Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g)           Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag state.

11           Hire See Additional Clause 32.

12           Mortgage (only to apply if Box 28 has been appropriately filled in) See Additional Clause 37.

13           Insurance and Repairs See Additional Clause 33.

14           Insurance, Repairs and Classification  (Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted.) See Additional Clause 33 and Clause 10(a)(i).

15            Redelivery See also Additional Clause 34.

The Charterers shall give the Owners not less than thirty (30) running days’ preliminary notice of the expected date, range of ports of redelivery or port or place of re-delivery and not less than fourteen (14) running days’ definite notice of expected date and port or place of redelivery.  Any changes thereafter in Vessel’s position shall be notified immediately to the Owners.

The Charterers will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period.

16                                 Non-Lien See also Additional Clause 50

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel.  The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows: -

“This Vessel is the property of (name of Owners).  It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”

17                                 Indemnity

(a)                                 The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period.  If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b)                                If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

18                                 Lien

The Owners to have a lien upon all cargoes and sub-hires and sub-freights belonging or due to the Charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

19                                 Salvage

All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20                                 Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21                                 General Average

The Owners shall not contribute to General Average.

22                                 Assignment, Sub-Charter and Sale See Additional Clause 41.

23                                 Contracts of Carriage

The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier’s liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules.  The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

Delete as applicable.

24                                 Bank Guarantee (Optional, only to apply if Box 27 filled in)

25                                 Requisition/Acquisition

In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when “Requisition for Hire” may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of “Requisition for Hire” any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the “Requisition for Hire” whichever be the shorter.

26                                 War

(a)                                 For the purpose of this Clause, the words “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b)                                The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks.  Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c)                                 The Vessel shall not load contraband cargo, or pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

(d)                                If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums, and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.

(e)                                 The Charterers shall have the liberty:

(i)                                    to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)                                 to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii)                              to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(f)                                   In the event of outbreak of war (whether there be a declaration of war or not) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France and the People’s Republic of China, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners.  In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery.

“BARECON 2001” Standard Bareboat Charter

PART III

PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

(Optional, only to apply if expressly agreed and stated in Box 37)

“BARECON 2001” STANDARD BAREBOAT CHARTER

PART IV

HIRE/PURCHASE AGREEMENT

(Optional, only to apply if expressly agreed and stated in Box 42)

PART V

PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT
CHARTER REGISTRY

(Optional, only to apply if expressly agreed and stated in Box 43)

ADDITIONAL CLAUSES

TO “BARECON 2001” STANDARD BAREBOAT CHARTER FOR “STENA CONTEST”

In the event of a conflict of conditions, the provisions of this Rider shall prevail over the provisions of Part I, Part II and/or Part IV to the extent of such conflict, but no further.

27                                  Delivery

The Vessel, including all classification, inspection, modification and overhaul records, books, records, data, equipment, maintenance logs, certifications, manuals, documentation and other similar information relating to the Vessel, shall be delivered under the Charter AS IS, WHERE IS and no preparations, outfitting and/or work shall be carried out by the Owners prior to delivery of the Vessel under the Charter.  The Vessel shall be delivered by the Owners to the Charterers on the date the Vessel is delivered by the Sellers to the Owners pursuant to the MOA, but in no event later than February 5, 2011.

At the time of delivery the Owners and the Charterers shall sign and deliver to each other a protocol of delivery and acceptance confirming the date and the time of delivery and acceptance of the Vessel under the Charter.

The following provision is applicable to this Charter and any sale of the Vessel hereunder:

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE OWNERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, SEAWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY OR OPERATION OF THE VESSEL, OR AS TO THE QUALITY OF THE MATERIAL, EQUIPMENT OR WORKMANSHIP IN THE VESSEL, OR AS TO THE FITNESS OF THE VESSEL FOR ANY PARTICULAR USE, OR AS TO THE ELIGIBILITY OF THE VESSEL FOR ANY PARTICULAR TRADE OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE VESSEL; AND UNDER NO CIRCUMSTANCES WHATSOEVER SHALL THE OWNERS BE LIABLE OR RESPONSIBLE TO THE CHARTERERS FOR ANY ACTUAL OR CONSEQUENTIAL DAMAGES IN RESPECT OF THE FOREGOING.

Upon and after such acceptance, the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations and warranties whether express or implied as to the condition and seaworthiness of the Vessel.

28.                                 Annual inspection report

The Charterers shall provide to the Owners at least once per year an inspection report (prepared by the Charterers at their sole expense) showing a fair representation of the condition of the Vessel.  Such report shall include photographs of the relevant areas of the Vessel (including but not limited to the engine room, tanks, ballast tanks, deck area and housing area), a written summary from the Technical Managers, and a summary of any conditions of class.

29.                              Inventories, oils and stores

A complete inventory of the Vessel’s entire equipment, outfit (including spare parts), appliances and consumable stores on board shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel.  The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

At delivery, the Charterers shall take over all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (including spare parts) in the said Vessel at no cost.

At redelivery, the Owners shall take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores in the said Vessel at the Charterers’ net contract invoiced prices (including Charterers’ usual discounts). At redelivery, the Owners shall also take over but shall not be required to pay for spare parts.

30.                              Maintenance and operation

The “good commercial maintenance practice” under Clause 10 above shall be deemed to include:

(i)                                     the maintenance and operation of the Vessel by the Charterers in accordance with:

the relevant regulations, requirements and recommendations of the Classification Society;

the relevant regulations, requirements and recommendations of the country and flag of the Vessel’s registry;

IMO regulations;

ISM and ISPS code;

all other applicable regulations, requirements and recommendations; and

Charterers’ operations and maintenance manuals;

(ii)                                  the maintenance and operation of the Vessel by the Charterers taking into account:

engine manufacturers’ recommended maintenance and service schedules; and

builder’s operations and maintenance manuals; and

(iii)                               recommended maintenance and service schedules of all installed equipment and pipework.

31.                              Structural changes and alterations

(i)                                     Except as permitted to Clause 31(b), the Charterers shall make no structural changes to the Vessel or changes in the machinery, engines, boilers, appurtenances or spare parts thereof, except as required for ordinary maintenance or replacements covered by the classification society, without Owners’ prior written consent, which consent shall not be unreasonably withheld.

(ii)                                  Any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation shall be for the Charterers’ account and the Charterers shall not have any right to recover from the Owners any part of the cost for such improvements, changes or new equipment either during the Charter Period or at redelivery of the Vessel. The Charterers shall give prior written notice to the Owners of any such improvement, structural changes or new equipment.

32.                              Hire

(i)                                     Hire shall commence with effect from the Delivery Date and shall be paid monthly in advance in the amounts per day, or pro rata thereof, as set forth in Schedule 1, on the Delivery Date and on each monthly anniversary thereof (each a “Hire Payment Date”).  Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the applicable daily rate set forth in Schedule 1 plus 10 percent, or the then current market rate, whichever is higher, for the number of days by which the Charter Period is exceeded.

(ii)                                  In the event of any conflict between subclauses 32(b)(i) to (iii) and any other provision of this Charter, the following subclauses 32(b)(i) to (iii) shall prevail:

the Charterers shall have no right to be released, relieved or discharged from any obligation or liability under this Charter, for any reason whatsoever, and Charterers acknowledge and agree that their obligations to pay all hire and all other amounts payable to the Owners pursuant to this Charter, is absolute and unconditional and is not subject to any abatement, reduction, set-off, defense, counterclaim or recoupment, and shall not in any other way be affected by, for any reason whatsoever, including without limitation:

any act, omission or breach on the part of the Owners or any other Person;

any claims as a result of any other business dealing by the Owners or Charterers;

any reorganization, arrangement, insolvency, readjustment, bankruptcy, dissolution, liquidation or similar proceeding involving the Owners, the Charterers or any other Person;

any ineligibility of the Vessel for any particular trade, whether due to any failure or inability of the Owners or the Charterers to comply with any governmental regulation or otherwise;

any deprivation or limitation of use of the Vessel in any respect or for any length of time, whether or not by reason of some act, omission or breach on the part of the Owners or the Charterers or any other Person, whether or not resulting from requisition of use of the Vessel by the any government or governmental body, or any other Person, whether or not resulting from accident and whether or not without fault on the part of the Charterers;

any damage to or loss or destruction of the Vessel or any part thereof or any interruption or cessation of the possession or use thereof for any reason whatsoever and of whatsoever duration;

any defect in the condition, seaworthiness, design, operation or fitness for use of, or title to, the Vessel or any Encumbrance on the Vessel;

any failure on the part of the Owners to perform or comply with any provision of this Charter;

any ineligibility of the Vessel for documentation under the Marshall Islands flag;

any invalidity, unenforceability or lack of due authorization or other infirmity of this Charter;

any event of force majeure or any frustration, including any interference with or prohibition of the use of the Vessel by the Charterers;

any legal requirement; or

any other reason.

The provisions of this Clause 32, and the obligation of the Charterers to pay hire and make any payments under this Charter, shall survive any frustration and that, save as expressly provided in this Charter, no moneys paid under this Charter by the Charterers to the Owners shall in any event or circumstance be repayable to the Charterers.

If for any reason whatsoever this Charter shall be terminated in whole or in part by operation of law or otherwise, the Charterers nonetheless, and notwithstanding any other provision of this Charter, agree to pay to the Owners an amount equal to the aggregate of all hire payments, but for the termination of the Charter, through the end of the Charter Period.  Such payment shall be final and Charterers shall not seek to recover all or any part of such payment from the Owners for any reason whatsoever.

If at any time the law requires (or is interpreted to require) the Charterers to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Charterers will promptly notify the Owners and, simultaneously with making that payment, will pay to the Owners whatever additional amount (after taking into account any additional taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Owners will receive a net sum equal to the full sum which they would otherwise have received had no deduction or withholding been made.

Within one month after making any tax deduction, the Charterers shall deliver to the Owners documentary evidence satisfactory to the Owners that the tax has been paid to the appropriate taxation authority.

In this Clause 32, “tax deduction” means any deduction or withholding for or on account of any present or future tax.

Owners will make all reasonable efforts to avoid any deductions or withholding.

(iii)          All payments under the Charter shall be made to the account of the Owners as provided by the Owners from time to time.

33.                              Insurance

During the Charter Period, the Vessel shall be kept insured by the Charterers at their expense against fire and usual marine risks (including hull and machinery and excess risks), war risks, Protection and Indemnity risks, and liability cover, including but not limited to Lessors’/Owners’ Interest insurance and Lessors’/Owners’ Interest Additional Perils insurance, and any other risks against which it is compulsory or customary to insure for the operation for the Vessel, including maintaining financial security in accordance with Clause 10(a)(ii).  Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers according to their respective interests, and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. The Charterers shall affect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.  The Charterers also to remain responsible for and to affect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

The Charterers shall arrange that the hull and machinery and war risks insurance shall be in an amount not less than the greater of (a) the Total Loss Minimum Insured Value for the Vessel as

set forth on Schedule 3 hereto and (b) the current fair market value of the Vessel at the time the insurance for the Vessel is placed and/or renewed.

The terms of the hull and machinery insurance and the identity of the insurers shall be acceptable to the Owners.  A loss payable clause to the following effect to be endorsed on the hull and machinery and war risk policies:

All claims hereunder in respect of an actual, constructive, compromised, agreed or arranged total loss (“Total Loss”) shall be payable to the Owners.  Payment of all losses up to $2,000,000 with respect to any one accident, occurrence or event may be made directly to the Charterers unless there is an existing Termination Event.  Payment of all losses exceeding $2,000,000 but less than a Total Loss shall be paid to the Owners for reimbursement to the Charterers of repairs related to the relevant accident, occurrence or event actually undertaken in accordance with Charterers’ obligations pursuant to Clause 10 hereof.

The Vessel shall be entered in a P&I Club which is a member of the International Group Association on customary terms and shall be covered against liability for pollution claims in an amount not less than $1,000,000,000.  The P&I cover shall be placed with a P&I Club reasonably acceptable to the Owners.  All insurances shall include customary protection in favor of the Owners such as notice of cancellation and exclusion from liability for premiums or calls.  In the event that any portion of the collision liability and fixed and floating object liability is insured under the P&I cover, a letter of undertaking, including a loss payable clause in favor of the Owners, shall be executed by the relevant P&I Club in favor of the Owners.

At all times during the Charter Period, the Charterers will supply the Owners with current certificates issued by the insurers naming the Owners as an additional insured.

34.                              Redelivery

At the expiration of the Charter Period or upon any other termination of this Charter which results in the return of the Vessel to the Owners, the Charterers shall, unless the Charterers shall have exercised their option to purchase the Vessel pursuant to Clause 54, at their own cost and expense, redeliver the Vessel to the Owners.  The Vessel shall be re-delivered at a safe, ice free port declared by the Owners where the Vessel would be afloat at all times in a ready safe berth or anchorage in accordance with Clause 15 and Additional Clauses 35 and 37.

35.                              Delivery and redelivery surveys; Redelivery condition

The Owners and Charterers shall each appoint (this expense to be shared 50/50 between the Owners and the Charterers) surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at delivery and at redelivery.

In addition to what has been agreed in Clause 15 and Additional Clause 34, upon redelivery Charterers shall redeliver the Vessel, all engines, parts and appurtenances, and all classification, inspection, modification and overhaul records, books, records, data, equipment, maintenance logs, certifications, manuals, documentation and other similar information relating to the Vessel to the Owners in the same good structure, state, conditions and class which she was on the Delivery Date, fair wear and tear excepted.  Without limiting the foregoing, the condition of the Vessel upon redelivery shall be as follows:

(i)                                     the Vessel shall be free of any class and statutory recommendations affecting its trading certificates;

(ii)                                  the Vessel must be redelivered with all equipment and spares or replacement items listed in the delivery inventory carried out pursuant to Additional Clause 29 and any spare parts on board or on order for any equipment installed on the Vessel following delivery (provided that any such items which are on lease or hire purchase shall be replaced with items of an equivalent standard and condition fair wear and tear excepted); all records, logs, plans, operating manuals and drawings, and spare parts shall be included at the time of redelivery in connection with a transfer of the Vessel shall be delivered to the Owners;

(iii)                               the Vessel must be redelivered with all national and international trading certificates and hull/machinery survey positions for both class and statutory surveys free of any overdue recommendation and qualifications valid and un-extended for a period of at least 3 months beyond the redelivery date and with no drydocking due within 6 months from the redelivery date;

(iv)                              the Vessel must be re-delivered with accommodation and common spaces for crew and officers substantially in the same condition as at the Delivery Date, free of damage over and above fair wear and tear, clean and free of infestation and odors; with cargo spaces generally fit to carry the cargoes originally designed and intended for the Vessel; with main propulsion equipment, auxiliary equipment, cargo handling equipment, navigational equipment, etc., in such operating condition as provided for in this Charter;

(v)                                 the Vessel shall be free and clear of all Encumbrances other than those created by or on the instructions of the Owners;

(vi)                              the condition of the cargo holds shall be in accordance with the maintenance regime undertaken by the Charterers during the Charter Period since delivery with allowance for legitimate cargoes carried since the last major maintenance program;

(vii)                           the antifouling coating system applied at the last scheduled dry-docking shall be in accordance with prevailing regulations at the time of application and commensurate with a 60 month dry docking interval or such other period as may be required by the classification society or flag state;

(viii)                     the funnel markings and name, unless being maintained by the Owners (with the Charterer’s consent) following redelivery shall be painted out by the Charterers;

(ix)                             recently taken luboil samples for all major machinery to be made available within one week of redelivery and results forwarded to Owners technical management for review; and

(x)                                the Vessel shall be redelivered free of any sub-charter.

If the Vessel is not in the condition or does not meet the performance criteria required by this Clause 35, a list of deficiencies together with the costs of repairing/remedying such deficiencies shall be agreed by the respective surveyors.

The Charterers shall be obliged to repair any class items restricting the trading of the Vessel prior to redelivery.

The Charterers shall be obliged to repair/remedy all such other deficiencies as are necessary to put the Vessel into the return condition required by this Clause 35, provided that where there are deficiencies which are not class items restricting the trading of the Vessel the cost of which to repair/remedy are in aggregate less than $500,000 the Charterers shall have the option to redeliver the Vessel without such repairs/remedial work having been made, provided that the Charterers pay to the Owners upon redelivery an amount equal to the cost of making such repairs/remedial work as is outstanding at redelivery as determined aforesaid.

Where the costs of repairing/remedying any such deficiencies are greater than $500,000] the Charterers may also redeliver the Vessel without putting the Vessel into the return condition required by this Clause 35 provided that:

the Charterers make such part of the repairs/remedial work as shall reduce the overall cost of completing the repairs/remedial work to put the Vessel into such required return condition to less than $500,000;

any class items restricting the trading of the Vessel are repaired prior to redelivery; and

the Charterers pay to the Owners upon redelivery an amount equal to the cost of making such repairs/remedial work as is outstanding at redelivery as determined aforesaid.

The cost of making any repairs/remedial work aforesaid shall be:

(i)                                     agreed between the Owners’ and the Charterers’ respective surveyors, or if agreement is not reached;

(ii)                                  on the basis of the arithmetic mean of the estimates received from competent repair yards for the work, or if no such estimates are provided;

(iii)                               determined by an independent appraiser appointed by the parties whose decision will be binding on both parties.

Until such time as any compensatory amount in respect of any repairs/remedial work outstanding as at redelivery has been paid in accordance with the terms of this Charter and the Vessel has been redelivered the Charterers shall continue to pay hire per day or pro rata.

36.                              Change of Classification

The Owners may not change the classification of the Vessel from the classification society specified in Box 10 to any other classification society without the prior written consent of the Charterers.

37.                                 Financing

In the event that the Owners desire to finance the Vessel, the Charterers shall comply with the Owners’ reasonable requests so as to assist the Owners in obtaining such financing and the Charterers undertake to comply, and provide such information, undertakings, agreements, consents, acknowledgments and other documents to enable the Owners to comply, with all such instructions, directions or requests made by, or assignments of security interests to be made to, the relevant financial institution in connection with such financing.  Without limiting the foregoing, the Charterers agree to the following:

(i)                                     if a proposed financing of the Vessel obliges the Owners to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Charterers shall promptly upon the request of the Owners supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owners (on behalf of any prospective lender) in order for any prospective lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations, including without limitation the PATRIOT Act; and

(ii)                                  the Charterers undertake to provide such information, undertakings, agreements, consents, acknowledgments and other documents in respect of the employment, insurances, operation, repairs and maintenance of the Vessel as may be directed from time to time during the Charter Period by the relevant financial institution.

In consideration of the foregoing undertakings by the Charterers, the Owners undertake to obtain from any prospective lender an undertaking confirming the Charterers’ right to quiet enjoyment of the Vessel in form and substance acceptable to the Charterers.

38.                              Transport documents

The Charterers shall use their standard documents, waybills and conditions of carriage in the carriage of goods. Such documents, waybills and standard conditions shall comply with compulsorily applicable legislation.

39.                              Termination Events

(i)                                     Each of the following events shall constitute a Termination Event:

Non payment.  The Charterers or the Charter Guarantor does not pay on the due date any amount payable by them under this Charter or the Charter Guarantee as and when due, provided that no Termination Event under this Clause 39(a)(i) will occur if such payment default is remedied within three (3) Business Days of the Owners giving written notice to the Charterers or the Charter Guarantor.

Other obligations.  The Charterers or Charter Guarantor do not comply with any provision or covenant of this Charter or the Charter Guarantee (other than as referred to in Clause 39(a)(i) above), including but not limited to any failure to pay the Purchase Option Price on the Purchase Option Date if the Charterers have given notice pursuant to Clause 54 of their intention to exercise their purchase option, provided that no Termination Event under this Clause 39(a)(ii) will occur if the failure to comply is capable of remedy and does not relate to the Insurances and is remedied within ten (10) Business Days of the Owners giving written notice to the Charterers or the Charterers becoming aware of the failure to comply.

Misrepresentation.  Any representation, warranty or statement made or deemed to be repeated by the Charterers or Charter Guarantor in this Charter or the Charter Guarantee or any other document delivered by or on behalf of the Charterers or Charter Guarantor under or in connection with this Charter is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

Cross default.

Any Termination Event shall have occurred under (and as defined in) any other bareboat charter between any Person related to the Owners and any Person related to the Charterers, including but not limited to the bareboat charters of the GENMAR CONCORD and STENA CONCEPT of even date herewith (each a “Sister Charter”);

any default or event of default shall have occurred under any guarantee of the obligations of the charterer under any Sister Charter;

any default or event of default or acceleration shall have occurred under any Financial Indebtedness of the Charterers (other than in respect of this Charter);

any payment default or acceleration shall have occurred under any Financial Indebtedness of the Charter Guarantor and (1) such Financial Indebtedness of the Charter Guarantor under or in respect of such agreement exceeds $10,000,000 and (2) such payment default or acceleration shall remain unwaived, uncured or unrepaid for sixty (60) days; or

the Charter Guarantor shall be in breach of the Net Debt to EBITDA Ratio required by any Financial Indebtedness of the Charter Guarantor and (1) such Financial Indebtedness of the Charter Guarantor under or in respect of such agreement exceeds $10,000,000 and (2) such default or event of default or acceleration shall remain unwaived, uncured or unrepaid for sixty (60) days.

Insolvency

Either the Charterers or the Charter Guarantor are unable or admit inability to pay their debts as they fall due, or suspend making payments on any of their debts;

The value of the assets of either the Charterers or the Charter Guarantor is less than its liabilities (taking into account contingent and prospective liabilities); or

A moratorium is declared in respect of any Financial Indebtedness of either the Charterers or the Charter Guarantor.

Insolvency proceedings.  Any corporate action, legal proceedings or other procure or step is taken for:

the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration, bankruptcy or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of either the Charterers or the Charter Guarantor;

a composition, compromise, assignment or arrangement with any creditor of either the Charterers or the Charter Guarantor;

the appointment of a liquidator, receiver administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of either the Charterers or the Charter Guarantor or any of their assets; or

enforcement of any Encumbrance over any assets of either the Charterers or the Charter Guarantor,

or any analogous procedure or step is taken in any jurisdiction.

Impossibility or illegality.  Any event occurs which would, or would with the passage of time, render performance of either the Charter or the Charter Guarantee by either the Charterers or the Charter Guarantor or any other party to any such document impossible, unlawful or unenforceable.

Revocation or modification of authorization.  Any consent, license, approval, authorization, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Charter Period becomes, necessary to enable either the Charterers or the Charter Guarantor to comply with any of their obligations under either the Charter or the Charter Guarantee  is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Owners consider is, or may be, prejudicial to the interests of the Owners, or ceases to remain in full force and effect.

Curtailment of business.  Either the Charterers or the Charter Guarantor ceases, or threatens to cease, to carry on all or a substantial part of their business or, as a result of intervention by or under the authority of any government, the business of either the Charterers or the Charter Guarantor is wholly or partially curtailed or suspended, or all or a substantial party of the assets or undertaking of either the Charterers or the Charter Guarantor is seized, nationalized, expropriated or compulsorily acquired.

Loss of Vessel.  The Vessel suffers a Total Loss or is otherwise destroyed, abandoned, confiscated, forfeited or condemned as prize, except that a Total Loss shall not be a Termination Event if:

the Vessel is insured in accordance with the Charter;

no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Owners in their reasonable discretion that any such refusal or dispute is likely to occur; and

payment of all insurance proceeds in respect of the Total Loss is made in full to the Owners within one hundred and twenty (120) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Owners may in their discretion agree.

Challenge to registration.  The registration of the Vessel is contested or becomes void or voidable or liable to cancellation or termination.

War.  The country of registration becomes involved in war (whether or not declared) or civil war or is occupied by another power and the Owners in their discretion considers that, as a result, the rights of the Owners under this Charter and Charter Guarantee are materially prejudiced.

Material adverse change.  In the reasonable opinion of the Owners, a materially adverse change in the financial condition of the Charterers or the Charter Guarantor has occurred such that their ability to satisfy their obligations under this Charter or the Charter Guarantee are, in the reasonable opinion of the Owners, impaired.

(ii)                                  A Termination Event shall constitute (as the case may be) either a repudiatory breach of, or breach of condition by the Charterers under, this Charter or an agreed terminating event the occurrence of which will (in any such case) entitle the Owners to exercise all or any of the remedies set out below in this Clause 39.

(iii)                               At any time after a Termination Event shall have occurred and be continuing following the lapse of any applicable grace period as specified in Clause 39(a), the Owners may at their option and by notice in writing to the Charterers (a “Termination Notice”) terminate this Charter with immediate effect or on the date specified in the Termination Notice and withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 34 and 35.

(iv)                              On or at any time after termination of the chartering of the Vessel pursuant to Clause 39(c), the Owners shall be entitled (but not bound and without prejudice to the Charterers’ obligations under Clause 35) to retake possession of the Vessel, the Charterers hereby agreeing that the Owners, for that purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located as well as giving instructions to the Charterers’ servants or agents for this purpose.

(v)                                 In the event of a termination of the chartering of the Vessel under this Charter in accordance with Clause 39(c), the Charterers shall, on the Termination Payment Date, pay to the Owners the amount calculated in accordance with (f) below.

(vi)                              On the Termination Payment Date in respect of any termination of the chartering of the Vessel under this Charter in accordance with Clause 39(c) during the Charter Period, the Charterers shall pay to the Owners an amount equal to:

all hire due and outstanding as at the Termination Payment Date; plus an amount equal to the aggregate of all hire payments that would have become due, but for the termination of the Charter, through the Charter Period; plus any and all costs, including legal fees and expenses incurred in connection with enforcing its rights related to the Termination Event(s).

(vii)                           Save as otherwise expressly provided in this Charter, the Charterers shall not have the right to terminate this Charter any time prior to the expiration of the Charter Period. The rights conferred upon the Owners by the provisions of this Clause 39 are cumulative and in addition to any rights which they may otherwise have in law or in equity or by virtue of the provisions of this Charter.

40.                              Interest on overdue amounts

Any amounts due under this Charter, whether by acceleration or otherwise, not paid when due, shall bear interest thereafter from the due date thereof until payment at a rate equal to one month LIBOR plus 2%.

41.                              Sub-chartering and assignment

(i)                                     The Charterers shall not without the prior written consent of the Owners:

let the Vessel on demise charter for any period;

de-activate or lay-up the Vessel; or

assign their rights under this Charter.

(ii)                                  The Charterers may, with the consent of the Owners, such consent not to be unreasonably withheld, delayed or conditioned, enter into a time or consecutive voyage charter in respect of the Vessel for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months at rates below breakeven (namely the daily rates set forth in Schedule 1 hereto plus daily operating expenses in line with the operating expenses of vessels of similar type, age and size as the Vessel);

(iii)                               The Owners may, at their sole expense, with the prior consent of the Charterers, which consent shall not be unreasonably withheld, assign all or a part of their rights under this Charter to a Person reasonably acceptable to the Charterers, and the Charterers will grant or execute such consents and acknowledgments in connection therewith as the Owners may request.

42.                              Notices

Any notices to be given to the Charterers under this Charter shall be sent in writing by email, registered letter or facsimile and addressed to:

GMR CONTEST LLC

c/o General Maritime Corporation

299 Park Avenue, 2nd Floor

New York, New York 10171

Attention: Jeffrey Pribor

Facsimile: (212) 763-5608

Email: Jeffrey.Pribor@generalmaritimecorp.com

or to such other address or facsimile number as the Charterers may notify to the Owners in accordance with this Clause 42.

Any notices to be given to the Owners under this Charter shall be sent in writing by email, registered letter or facsimile and addressed to:

MR CONTEST LLC

c/o Northern Fund Management America LLC (as Agent)

One Stamford Landing

62 Southfield Avenue, Ste 212

Stamford, Connecticut 06902

Attention: Sybren Hoekstra, Senior Investment Manager

Facsimile: (203) 487-3435

Email: shoekstra@northernshippingfunds.com

or to such other address or facsimile number as the Owners may notify to the Charterers in accordance with this Clause 42.

Any such notice shall be deemed to have reached the party to whom it was addressed, when dispatched and acknowledged received (in case of a facsimile) or when delivered (in case of a registered letter).  A notice or other such communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place.

43.                              No waiver

No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Charter will operate as a waiver. No waiver of any breach of any provision of this Charter will be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach.

44.                              Entire agreement

This Charter contains all the understandings and agreements of whatsoever kind and nature existing between the parties in respect of this Charter, the rights, interests, undertakings agreements and obligations of the parties to this Charter and shall supersede all previous and contemporaneous negotiations and agreements.

This Charter may not be amended, altered or modified except by a written instrument executed by each of the parties to this Charter.

45.                              Invalidity

If any term or provision of this Charter or the application thereof to any Person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Charter or application of such term or provision to Persons or circumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Charter) not be affected thereby and each term and provision of this Charter shall be valid and be enforceable to the fullest extent permitted by law.

46.                              Further assurances and undertakings

Each party shall make all applications and execute all other documents and do all other acts and things as may be necessary to implement and to carry out its obligations under, and the intent of, this Charter.

The parties shall act in good faith to each other in respect of any dealings or matters under, or in connection with, this Charter.

47.                              No partnership

Nothing in this Charter creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Charter.

48.                              Cumulative rights

The rights, powers and remedies provided in this Charter are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated.

49.                              Law and Jurisdiction

(i)                                     This Charter shall be construed and the relations between the parties determined in accordance with the laws of New York, without reference to conflicts of law principles.

(ii)                                  Each of the Owners and the Charterers hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Charter or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iii)                               Nothing in this Clause 49 shall affect the right of either party to bring any action or proceeding against the other party or its property in the courts of any other jurisdictions where such action or proceeding may be heard and the other party or its property may be found for jurisdictional purposes.

(iv)                              Each of the Owners and the Charterers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any immunity from jurisdiction of any court or from any legal process with respect to themselves or their property.

(v)                                 The Owners hereby agree to appoint Northern Fund Management America LLC (as Agent), with offices currently located at One Stamford Landing, 62 Southfield Avenue, Ste 212, Stamford, Connecticut 06902, attention: Sybren Hoekstra, as its designated agent for service of process for any action or proceeding arising out of or relating to this Charter.  The Charterers hereby agree to appoint General Maritime Corporation, with offices currently located at 299 Park Avenue, 2nd Floor, New York, New York 10171, attention: Jeffrey Pribor, as its designated agent for service of process for any action or proceeding arising out of or relating to this Charter.  Each of the Owners and the Charterers also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 42.  Each of the Owners and the Charterers also agree that service of process may be made on them by any other method of service provided for under the applicable laws in effect in the State of New York.

(vi)                              Nothing in this Clause 49 shall exclude or limit any right a party hereto may have (whether under the law of any country, an international convention or otherwise) with regard to the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

(vii)                           In this Clause 49, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

(viii)                        THE OWNERS AND THE CHARTERERS MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CHARTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

50.                              Encumbrances

Without limiting their obligations under Clause 16, the Charterers shall not permit any Encumbrance against the Vessel other than Encumbrances that arise (a) in the ordinary course of business in connection with the operation of the Vessel or (b) by operation of law, provided that any such Encumbrance shall be permitted to exist for not more than 60 days.

51.                                 Intentionally omitted

52.                              Conditions precedent

The obligation of the Owners to charter the Vessel to the Charterers pursuant to this Charter shall be subject to the condition that the Owners shall have received the following documents and evidence in all respects in form and substance satisfactory to it on or before the Delivery Date:

(a)                                  Constitutional Documents.  Copies of the constitutional documents of the Charterers and the Charter Guarantor together with such other evidence as the Owners may reasonably require that each of the Charterers and the Charter Guarantor is duly incorporated or formed in their country of incorporation or formation and remain in existence with power to enter into, and perform their obligations under their Charter and the Charter Guarantee.

(b)                                 Certificates of good standing.  A certificate of good standing in respect of each of the Charterers and the Charter Guarantor.

(c)                                  Board resolutions.  A copy of the resolutions of the board of directors or its equivalent of each of the Charterers and the Charter Guarantor:

(i)            approving the terms of, and the transactions contemplated by, this Charter and the Charter Guarantee (as the case may be) and resolving that they execute those documents; and

(ii)           authorizing a specified Person or Persons to execute this Charter and the Charter Guarantee (and all documents and notices to be signed and/or dispatched under those documents) on their behalf.

(d)           Powers of attorney.  A copy of the power of attorney of each of the Charterers and the Charter Guarantor under which any documents are to be executed or transactions undertaken by each of the Charterers and the Charter Guarantor.

(e)           Vessel documents.  Photocopies, certified as true, accurate and complete by the sole member or an officer of the Charterers, of:

(i)            any sub-charter or other contract of employment of the Vessel which will be in force on the Delivery Date, together with any consents or amendments required thereunder for purposes of the sale of the Vessel to the Owners by the Sellers, the execution of this Charter or the performance by the Charterers of their obligations under any such sub-charter or other contract of employment during the Charter Period;

(ii)           the Management Agreement;

(iii)          the Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(iv)          the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(v)           the Vessel’s current SMC;

(vi)          the ISM Company’s current DOC;

(vii)         the Vessel’s current ISSC;

(viii)        the Vessel’s current IAPPC;

(ix)           the Vessel’s current Tonnage Certificate; and

(x)            the Charterers current Carrier Initiative Agreement with the United States’ Customs Service (if applicable).

(f)            Confirmation of class.  A Certificate of Confirmation of Class for hull and machinery issued not more than 3 Business Days prior to the delivery of the Vessel under the MOA confirming that the Vessel is classed with the highest class applicable to vessels of her type with the American Bureau of Shipping or such other classification society as may be acceptable to the Owners free of recommendations affecting class.

(g)           Officer’s certificates.  A certificate of a duly authorized officer (or in the case of the Charterers, its sole member) of each of the Charterers and the Charter Guarantor certifying that the copy of each document relating to it specified in Clause 52(a), (c) (d) and (e) is complete and in full force and effect as at a date no earlier than the date of this Charter and setting out the names of the sole member and the directors and officers of the Charterers or the Charter Guarantor (as the case may be).

(h)           Charter Guarantee.  The Charter Guarantee, in form and substance acceptable to the Owners, duly executed and delivered by the Charter Guarantor.

(i)            Memorandum of Agreement.  The MOA, in form and substance acceptable to the Owners, duly executed and delivered by all parties thereto.

(j)            Undertaking regarding technical management.  A written undertaking of the Charterers that, throughout the Charter Period unless otherwise agreed by the Owners, any of the Charter Guarantor, Anglo-Eastern Group Ltd. Northern Marine Management Limited or any affiliate of these three companies will be the technical managers (the “Technical Managers”) of the Vessel and that the Charterers will not, without the prior written consent of the Owners, allow the Technical Managers to sub-contract or delegate the technical management of the Vessel to any third party.

(k)           Insurance report.  A favourable report by an independent marine insurance broker designated by the Owners as to the adequacy of the obligatory insurances effected or proposed to be effected pursuant to this Charter.

(l)            Inspection report.  A inspection report addressed to the Owners, dated not more than 30 days before the Delivery Date from an independent marine surveyor selected by the Owners in respect of the physical condition of the Vessel, which report shall confirm the condition of such Vessel to the satisfaction of the Owners, in their sole discretion.

(m)          Inventory.  The inventory of the Vessel’s entire equipment, outfit (including spare parts), appliances and consumable stores on board shall have been made by the Charterers in conjunction with the Owners as required by Additional Clause 29.

(n)           Legal Opinions.  Favorable opinions, in form, scope and substance satisfactory to the Owners, as to such matters of New York and Marshall Islands law as the Owners may request.

(o)           Process agent.  Evidence that any process agent appointed under this Charter and the Charter Guarantee has accepted its appointment.

(p)           No material adverse change.  There shall have occurred no material adverse change in respect of the business, assets, financial condition or credit worthiness of the Charterers or the Charter Guarantor such that their ability to satisfy their obligations under this Charter or the Charter Guarantee are or could be, in the reasonable opinion of the Owners, impaired.

53.          Intentionally deleted

54.           Purchase option

(i)            The Charterers will have the option, exercisable on the second anniversary of the Delivery Date and on each anniversary of the Delivery Date thereafter (each such date, the “Purchase Option Date”) to purchase the Vessel for a purchase amount equal to the vessel purchase price (the “Purchase Option Price”) for the corresponding Purchase Option Date specified in Schedule 2.

(ii)           In order to exercise the purchase option, the Charterers shall give the Owners written notice of such intended purchase not less than 90 days prior to the relevant Purchase Option Date.  Charterers may give notice of such intended purchase, and may exercise the purchase option, unless a Termination Event under this Charter or any Sister Charter shall have occurred or is continuing for not less than 15 Business Days.

(iii)          If the purchase option is exercised by the Charterers and the Vessel is delivered to the Charterers pursuant to such purchase option, this Charter shall terminate on delivery of the Vessel pursuant thereto and the parties shall thereafter have no claims whatsoever against each other, subject to the Charterers payment in full of the Purchase Option Price and compliance by the Charterers and the Owners with all their respective obligations hereunder up to and including the date of delivery, including the payment of any sums accrued due and unpaid under this Charter.

(iv)          THE VESSEL SHALL BE DELIVERED BY THE OWNERS TO THE CHARTERERS ON AN “AS IS WHERE IS” BASIS WITHOUT ANY LIABILITY ON THE PART OF THE OWNERS WHATSOEVER AND THE OWNERS SHALL BE DEEMED TO HAVE GIVEN NO WARRANTIES, WHETHER EXPRESSED OR IMPLIED IN RESPECT OF THE CONDITION OF THE VESSEL, HER EQUIPMENT OR ANYTHING BELONGING TO OR OTHERWISE PERTAINING TO THE VESSEL, NEITHER TO THE VESSEL’S SEAWORTHINESS OPERATION PERFORMANCE OR IN RESPECT OF ANY DEFECTS, MALFUNCTIONS OR DEFICIENCIES IN THE VESSEL’S MACHINERY, EQUIPMENT OR OTHERWISE.

(v)           The Owners disclaim any liabilities in respect of Encumbrances, other than such Encumbrances created by or on the instructions of the Owners.

(vi)          In exchange for payment of the Purchase Option Price (and any amount payable pursuant to sub-paragraphs (c) above and (g) below) the Owners shall furnish the Charterers, at the Charterers’ cost and expense, with (i) a Bill of Sale in recordable form in the jurisdiction where the Charterers will register the Vessel, duly attested and/or legalized stating the Vessel to be free of all Encumbrances created by the Owners, (ii) a certified copy of the resolution of the sole manager and member of the Owners authorizing the sale of the Vessel to the Charterers, (iii) a Certificate of Goodstanding in respect of the Owners, (iv) any consent or permission required under Marshall Islands law in connection with the sale of the Vessel by the Owners, (v) a Certificate of Ownership and Encumbrances dated within three (3) days of the date of the Bill of Sale stating that the Vessel is free from recorded Encumbrances, and (vi) any other documents not described herein that may be required from the Owner under Marshall Islands law or another flag state where the Vessel will be registered by the Charterers in connection with their exercise of the purchase option.  On delivery the Owners (if requested by the Charterers) shall provide for deletion of the Vessel from the ship’s register and deliver a certificate of deletion to the Charterers, at the Charterers’ cost and expense.

(vii)         In addition to the Purchase Option Price, the Charterers shall pay to the Owners all reasonable legal fees and expenses incurred by the Owners in connection with the exercise thereof.

(viii)        If the Charterers fail to give Owners notice of their intention to exercise the purchase option, the Owners shall have the right to market the Vessel to other potential buyers and/or charterers during the last 4 months of the Charter Period, and the Charterers shall permit such potential buyers and/or charterers to inspect the Vessel during the last 4 months of the Charter Period (provided it does not unduly interfere with the commercial operation of the Vessel).

55.           Total Loss

(i)            If circumstances exist giving rise to a Total Loss the Charterers shall promptly notify the Owners of the facts of such Total Loss.  All insurance payments for such loss shall be paid to the Owners who shall distribute the moneys between themselves and the Charterers according to their interests.  Without prejudice to the obligations of the Charterers to pay to the Owners all monies then due or thereafter to become due under this Charter, if the Vessel shall become a Total Loss during the Charter Period the Charter Period shall end on the Settlement Date.

(ii)           If the Vessel becomes a Total Loss during the Charter Period the Charterers shall, on the Settlement Date, pay to the Owners an amount equal to the Total Loss Minimum Insured Value and any other amounts due under this Charter.

The foregoing obligations of the Charterers under this Clause 55(c) shall apply regardless of whether or not any moneys are payable under any insurances in respect of the Vessel, regardless of the amount payable thereunder, regardless of the cause of the Total Loss and regardless of whether or not any of the said compensation shall become payable; provided that all insurance proceeds received by the Owners in relation to the Total Loss shall be applied towards satisfaction of payment of the aggregate amount required by this Clause 55(b).

(iii)          The Charterers shall, at the Owners’ request, provide satisfactory evidence, in the reasonable opinion of the Owners, as to the date on which the constructive total loss of the Vessel occurred pursuant to sub-paragraph (a) of the definition of Total Loss.

(iv)          The Charterers shall continue to pay hire on the days and in the amounts required under this Charter notwithstanding that the Vessel shall become a Total Loss, provided that no further installments of hire shall become due and payable after the Owners have received the payment required by Clause (b) above.

56.          Representations and warranties; undertakings and covenants

(i)            The Owners represent and warrant that:

on delivery of the Vessel they will have whatever title to the Vessel as has been conveyed to them on such date by the Sellers under the MOA; and

they are a limited liability company in good standing under Marshall Islands law and have the limited liability company power to purchase the Vessel and to bareboat charter it to the Charterers on the terms hereof; and

the execution and delivery of this Charter and the performance of the transactions contemplated herein does not and will not violate any law or regulation and is not in conflict with or inconsistent with or does not constitute a default under (and is in full compliance with) the terms of any law, regulation, indenture, mortgage, deed or trust bond, agreement or other instrument, arrangement or obligation to which the Owners are a party or by which the Owners or any of their assets or properties may be bound or to which the Owners may be subject, including any obligation or regulation imposed by any tax authority to which the Owners may be subject.

(ii)           The Owners hereby undertake to the Charterers that they will comply in full with the following undertakings throughout the Charter Period:

they shall maintain their existence as a limited liability company duly formed and validly existing under the law of the Republic of The Marshall Islands;

they shall pay all taxes applicable to, or imposed on or in relation to, the Owners or their business; and

they shall not create or permit to arise or suffer to exist any lien on the Vessel which arises from or as a result of:

any claim against or affecting the Owners that is not related to, or does not arise directly or indirectly as a result of, the transactions contemplated by, this Charter;

any act or omission of the Owners that is not related to, or does not arise directly or indirectly as a result of the transactions contemplated by, this Charter;

any fees imposed on the Owners other than those in respect of which the Owners are required to be indemnified against by the Charterers; or

any act or omission of the Owners (but not of the Charterers or the Charterers’ agents or representatives acting as agents or representatives of the Owners) constituting a breach by the Owners of their obligations under this Charter.

(iii)          The Charterers represent and warrant that:

they are a limited liability company in good standing under Marshall Islands law and have the limited liability company power to demise charter the Vessel from the Owners on the terms hereof;

the execution and delivery of this Charter and the performance of the transactions contemplated herein does not and will not violate any law or regulation and is not in conflict with or inconsistent with or does not constitute a default under (and is in full compliance with) the terms of any law, regulation, indenture, mortgage, deed or trust bond, agreement or other instrument, arrangement or obligation to which the Charterers are a party or by which the Charterers or any of their assets or properties may be bound or to which the Charterers may be subject, including any obligation or regulation imposed by any tax authority to which the Charterers may be subject;

all Environmental Permits have been obtained and are in effect for their operations and properties and they have not been notified in writing by any Person that they are potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material; and

the performance by the Charterers of this Charter does not violate any statute, regulation or executive order restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there, including but not limited to any provisions of regulations promulgated from time to time by the Office of Foreign Assets Control, U.S. Department of Treasury, or any Executive Order issued pursuant to the International Emergency Economic Powers Act (50 U.S.C. 1701 et seq.), the National Emergencies Act (50 U.S.C. 1601 et seq.), the Trading with the Enemy Act (50 U.S.C. App. 1 et seq.), or the Arms Export Control Act, as amended by the Nuclear Proliferation Prevention Act of 1994 (22 U.S.C. 2751 et seq.).

(iv)          The Charterers hereby undertake to the Owners that they will comply in full with the following undertakings throughout the Charter Period:

they shall maintain their corporate existence as a body corporate duly organized and validly existing under the law of the Republic of The Marshall Islands, and they shall not enter into any mergers and consolidations;

they shall obtain and promptly renew from time to time all such authorizations, approvals, consents and licenses as may be required under any applicable law or regulation to enable the Charterers to perform their obligations under this Charter;

they shall pay all taxes applicable to, or imposed on or in relation to, the Charterers or their business;

they shall not conduct any business or activity other than the ownership, chartering and operation of the Vessel and activities ancillary thereto;

except for indebtedness under this Charter they shall not incur or agree to incur or issue any Financial Indebtedness, nor make any commitments, other than those occurring in the ordinary course of trading the vessels or in the ordinary course of running their business;

they shall not engage in any transactions that violates the regulations set out in (c)(iii) above;

they shall maintain the registration of the Vessel under the Marshall Islands flag for the duration of the Charter Period unless the Owners agree otherwise in writing;

they shall, if and for so long as the Vessel trades in the United States of America Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990), obtain, retain and provide the Owners with a copy of, a valid Certificate of Financial Responsibility for the Vessel under that Act and will comply strictly with the requirements of that Act;

they shall:

procure that the Vessel remains for the duration of the Charter Period subject to a SMS;

maintain a valid and current SMC for the Vessel throughout the Charter Period and provide a copy to the Owners;

procure that the ISM Company maintains a valid and current DOC throughout the Charter Period and provide a copy of the Owners; and

immediately notify the Owners in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the ISM Company; and

at all times comply with all relevant international and U.S. conventions, statutes and regulations pertaining to the operation of the Vessel, including but not limited to the ISM Code;

they shall:

for the duration of the Charter Period comply with the ISPS Code in relation to the Vessel and procure that the Vessel and the ISPS Company comply with the ISPS Code;

maintain a valid and current ISSC for the Vessel throughout the Charter Period and provide a copy f the Owners; and

immediately notify the Owners in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC;

they shall:

for the duration of the Charter Period comply with Annex VI in relation to the Vessel and procure that the Vessel’s master and crew are familiar with, and that the Vessel complies with, Annex VI;

maintain a valid and current IAPPC for the Vessel throughout the Charter Period and provide a copy of the Owners; and

immediately notify the Owners in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC;

they shall promptly provide the Owners with any information which they request regarding:

the Vessel, its employment, position, engagements and its Insurances;

any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Vessel and any payments made in respect of the Vessel;

any towages and salvages; and

its compliance, the Technical Managers’ compliance and the compliance of the Vessel with the ISM Code and the ISPS Code;

they shall promptly notify the Owners by fax, confirmed forthwith by letter of:

any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

the occurrence of any Termination Event (or event of which they are aware which, with the giving of notice and/or lapse of time or other applicable condition, would constitute a Termination Event);

any material requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within the time period required for such compliance;

any arrest or detention of the Vessel, any exercise or purported exercise of any lien on the Vessel or its earnings or any requisition of the Vessel for hire;

any intended dry docking of the Vessel;

any Environmental Claim made against the Charterers or in connection with the Vessel, or any Environmental Incident;

any claim for breach of the ISM Code or the ISPS Code being made against the Charterers, the Technical Managers or otherwise in connection with the Vessel; or

any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and the Charterers shall keep the Owners advised in writing on a regular basis and in such detail as the Owners shall require of the Charterers’, the Technical Managers’ or any other Person’s response to any of those events or matters;

they shall make available or cause to be made available on a timely basis to the Owners such information as the Owners shall request from time to time in order to enable the Owners to fulfill its and its owner’s United States Federal, state, local and non-United States tax return obligations (including, but not limited to:

summary information prepared on a consistent basis regarding the use and location of the Vessel on voyages between the United States and the farthest point where cargo or passengers are loaded en route to, or discharged en route from, the United States and the manner in which such information has been calculated;

the number of days, if any, the Vessel spent in United States territorial waters for repair or maintenance; and

summary information prepared on a consistent basis regarding the amount and jurisdiction to which the Charterers paid taxes imposed on the owner of the Vessel, the rate of such taxes paid and the amount of income subject to tax in such jurisdiction) and shall on a timely basis furnish for inspection and copying such original records or copies of original records necessary to satisfy tax audit requirements and to conduct effectively any tax contest;

they shall not trade the Vessel to or from Cuba, Iran, Sudan, Syria, or any country subject to an Executive Order issued pursuant to the International Emergency Economic Powers Act or subject to regulations prohibiting transactions by U.S. Persons issued by the U.S. Department of Treasury, Office of Foreign Assets Control;

they shall provide the Owners with:

Annual unaudited financial statements within 120 days of the end of each calendar year;

Unaudited quarterly financial statements within 60 days of each three-month period ending March 31, June 30, and September 30 of each calendar year; and

any other relevant financial information reasonably requested by Owners;

they shall not permit any act, event or circumstance that would result in a Change of Control; and

they shall ensure that their operations and properties comply with all applicable laws and regulations, including without limitation Environmental Laws, and that they are in compliance in all material respects with all Environmental Permits except to the extent that the failure to so comply could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Charterers, or affect the legality, validity, binding effect or enforceability of this Charter.

58.                              Appointment of Technical Managers

The Owners confirm their consent to the appointment by the Charterers of any of the Technical Managers as technical managers of the Vessel.

The Charterers covenant that there shall be no termination of, alteration to, or waiver of any term of, any Management Agreement without the prior consent of the Owners and the Charterers shall not without the prior written consent of the Owners permit any of the Technical Managers to sub-contract or delegate the technical management of the Vessel to any third party.

In the event the Technical Managers fail to comply with Clauses 10, 28 and 30 of this Charter, the Charterers shall, upon request by the Owners, terminate the existing Technical Managers and appoint a replacement technical manager, who shall be a manager acceptable to the Owners.

59.                              Definitions

In this Charter:

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York and London.

“Change of Control” means the occurrence of any act, event or circumstance that without prior written consent of the Owners results in the Charter Guarantor owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in the Charterers.

“Charter Guarantee” means the guarantee executed or to be executed by the Charter Guarantor in favor of the Owners substantially in the form set out in Schedule 4 (or in such other form as the Owners may approve or require).

“Charter Guarantor” means General Maritime Corporation, a Marshall Islands corporation with offices at 299 Park Avenue, 2nd Floor, New York, New York 10171.

“Charter Period” means the 84 month period specified in Box 21 of this Charter.

“Default Termination” means a termination of the Charter Period per Clause 39(i).

“Delivery Date” means the date of delivery of the Vessel by the Owners to the Charterers under the Charter.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Environmental Claim” means:

(a)                                  any claim which relates to the Vessel or its cargo from time to time by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)                                 any claim by any other person in relation to the Vessel or its cargo from time to time which relates to an Environmental Incident or to an alleged Environmental Incident;

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)                                  any release of Environmentally Sensitive Material from the Vessel; or

(b)                                 any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or the Charterers and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)                                  any other incident in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where the Charterers and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Equity Interests” of any person means:

(i)                                     any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

(ii)                                  all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)                                  moneys borrowed;

(b)                                 any acceptable credit;

(c)                                  any bond, note, debenture, loan stock or similar instrument;

(d)                                 any finance or capital lease;

(e)                                  receivables sold or discounted (other than on an on-recourse basis);

(f)                                    deferred payments for assets or services;

(g)                                 any derivative transaction protecting against or benefit from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                 any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)                                     any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                     the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“IAPPC” means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or for earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for the Vessel issued under the ISPS Code.

“LIBOR”  means, in relation to any period, the rate per annum, as determined by the Owners, equal to the offered quotation for deposits in U.S. Dollars for a period equal to, or as near as possible equal to, that period which appears on REUTERS BBA Page LIBOR 01 at or about 11:00 a.m. (London time) on the quotation date for that period (and, for the purposes of this Charter, “REUTERS BBA Page LIBOR 01” means the display designated as “Page 01” on the REUTERS Service or such other page as may replace Page 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollars).

“Management Agreement” means the agreement(s) for the technical management of the Vessel between the Charterers and the Technical Managers, in form and substance satisfactory to the Owners.

“MOA” means the Memorandum of Agreement dated January 18, 2011 between the Sellers, as sellers, and the Owners, as buyers, in respect of the Vessel.

“Operative Documents” has the meaning given to such term in Clause 62(a).

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199).

“Person” means an individual, partnership, corporation (including a business trust), financial institution, limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Purchase Option Date” has the meaning given to such term in Clause 54(a).

“Purchase Option Price” has the meaning given to such term in Clause 54(a).

“Sellers” means Contest Ltd., a Bermuda corporation, that is a subsidiary of the Charter Guarantor and an affiliate of the Charterers.

“Settlement Date” means, following a Total Loss of the Vessel, the earliest of:

(a)                                  the date which falls one hundred and twenty (120) days after the date of occurrence of the Total Loss or, if such date is not a Business Day, the immediately preceding Business Day; and

(b)                                 the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss.

“SMC” means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

“Technical Managers” has the meaning given to such term in Clause 52(j).

“Termination” means the termination at any time of the chartering of the Vessel under this Charter.

“Termination Event” means each of the events specified in Clause 39(a).

“Termination Notice” shall have the meaning given to such term in Clause 39(c).

“Termination Payment Date” means:

(i)                                     in respect of a Default Termination, the date specified in the Termination Notice served on the Charterers pursuant to Clause 39(c) of this Charter in respect of such Default Termination; and

(ii)                                  in respect of a Total Loss Termination, the Settlement Date in respect of the Total Loss which gives rise to such Total Loss Termination.

“Total Loss” means:

(a)                                  an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)                                 the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of acquisition for hire); or

(c)                                  the capture, seizure, arrest, detention or confiscation of the Vessel by any government or by Persons acting or purporting to act on behalf of any government, unless the Vessel is released and returned to the possession of the Owners or the Charterers within one month after the capture, seizure, arrest, detention or confiscation in question.

“Total Loss Termination” means a termination of the Charter Period pursuant to the provisions of Clause 55(a).

60.                              Fees and expenses

(i)                                     The Charterers shall reimburse the Owners in respect of their legal fees and disbursements, including without limitation such fees and disbursements incurred in connection with:

the negotiation, preparation and execution of this Charter, the Charter Guarantee, the MOA and any documentation or reports arising in connection therewith;

the delivery of the Vessel under the MOA and this Charter;

the registration of the Vessel under Marshall Islands law (the documentation for which shall be the responsibility of the Charterers);

any valuation of the Vessel; and

review of and report on its Insurances.

(ii)                                  Notwithstanding the preceding paragraph (a), fees and expenses incurred in connection with any inspection or survey of the Vessel prior to its delivery to the Owners under the MOA shall be split 50/50 between the Owners and the Charterers.

61.                              Stamp duties and taxes

The Charterers shall pay promptly all stamp, documentary or other like duties and taxes to which the Charter and the Charter Guarantee (or any of them) may be subject or give rise and shall indemnify the Owners on demand against any and all liabilities with respect to or resulting from any delay on the part of the Charterers to pay such duties or taxes.

62.                              Indemnity

Whether or not any of the transactions contemplated hereby are consummated, the Charterers shall indemnify, protect, defend and hold harmless the Owners, and their officers, directors, agents and employees (collectively, the “Indemnitees”) from, against and in respect of, any and all liabilities (including tax liabilities), obligations, losses, damages, penalties, fines, fees, claims, actions, proceedings, judgment, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (herein collectively called “Expenses”), imposed on, suffered or incurred by or asserted against any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:

(i)                                     this Charter and any other instrument or agreement entered into by any of the parties hereto in connection with the transactions contemplated hereby (collectively, the “Operative Documents”) and any amendment, supplement or modification of or to any of the Operative Documents requested by the Charterers;

(ii)                                  the Vessel or any part, including with respect thereto, (i) the manufacture, design, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, seaworthiness, replacement, repair of the Vessel or any part (including, in each case, latent or other defects, whether or not discoverable and any claim for patent, trademark, or copyright infringement and all liabilities, obligations, losses, damages and claims in any way relating to or arising out of spillage of cargo or fuel, out of injury to Persons, properties or the environment or strict liability in tort), (ii) any claim or penalty arising out of violations of applicable law by the Charterers, any sub-charterer, (iii) death or property damage of shippers or others, (iv) any liens in respect of the Vessel or any part;

(iii)                               any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be performed by any of the Charterers under any Operative Document to which it is a party or the falsity of any representation or warranty of any of the Charterers in any Operative Document to which it is a party or the occurrence of any Termination Event;

(iv)                              in preventing or attempting to prevent the arrest, confiscation, seizure, taking and execution, requisition, impounding, forfeiture or detention of the Vessel, or in securing or attempting to secure the release of the Vessel in connection with the exercise of the rights of a holder of a lien created by the Charterers;

(v)                                 incurred or suffered by the Owners in recovering possession of the Vessel following termination of this Charter under Clause 39;

(vi)                              arising from the Master or officers of the Vessel or the Charterers’ agents signing bills of lading or other documents; and

(vii)                           in connection with (i) the arrest, seizure, taking into custody or other detention by any court or other tribunal or by any governmental entity or (ii) subjection to distress by reason of any process, claim, exercise of any rights conferred by a lien or by any other action whatsoever, of the Vessel which are expended, suffered or incurred as a result of or in connection with any claim or against, or liability of, the Charterers or any other member of the Charterers’ group, together with any costs and expenses or other outgoings which may be paid or incurred by the

Owners in releasing the Vessel from any such arrest, seizure, custody, detention or distress.

SCHEDULE 1

HIRE PAYMENT SCHEDULE

Period	Daily Rate
Delivery Date to the 2nd Anniversary of the Delivery Date	$6,500 per day
2nd Anniversary of the Delivery Date to the 7th Anniversary of the Delivery Date	$10,000 per day

SCHEDULE 2

PURCHASE OPTION PRICE SCHEDULE

Purchase Option Date	Purchase Option Price
2nd Anniversary of the Delivery Date	$24,000,000
3rd Anniversary of the Delivery Date	$21,000,000
4th Anniversary of the Delivery Date	$19,500,000
5th Anniversary of the Delivery Date	$18,000,000
6th Anniversary of the Delivery Date	$16,500,000
7th Anniversary of the Delivery Date	$15,000,000

SCHEDULE 3

TOTAL LOSS MINIMUM INSURED VALUE SCHEDULE

Year 1: $28,500,000

Year 2: $26,000,000

Year 3: $24,000,000

Year 4: $21,000,000

Year 5: $19,500,000

Year 6: $18,000,000

Year 7: $16,500,000

SCHEDULE 4

FORM OF CHARTER GUARANTEE